Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact:  William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES FIRST QUARTER EARNINGS OF $.65 PER SHARE, UP 1.6%

Louisville, KY, April 16, 2003. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its first quarter earnings per share grew to $.65, a 1.6% increase over the first quarter of 2002, and the highest first quarter earnings per share in Genlyte’s history.  The company also reported record first quarter net income of $8.8 million. This is the 33rd consecutive record increase in both earnings per share and net income over the comparable prior year’s quarter reported by the company.  First quarter sales of $237.9 million were 2.5% higher than the $232.0 million reported last year.

Chairman, President and CEO Larry Powers said, “We are pleased to report first quarter sales and earnings increases despite a soft market which continues to affect our sales as construction remains sluggish. The commercial construction market continues to be very weak, as does the industrial market. Although residential construction is still at a relatively high level, we have started to see signs of weakening in that area as well. The outdoor market was comparatively strong; however, we saw some softening in the first quarter due in part to severe weather impacting the northern half of the United States.

“We were negatively impacted during the first quarter by relocating our most recent acquisition, Vari-Lite, to a new facility in Dallas, Texas. We delayed shipments of our new VL3000 fixture due to start-up issues.  Our Controls division is in the process of consolidating with Vari-Lite at the new location.  We fully expect to see increased efficiencies when the consolidation is completed.

“While we have seen some benefit from our price increase announced early in the year, it is still too early to determine how much total value we will realize as many distributors placed stocking orders prior to the price increase.

“We have completed the consolidation of our high-volume fluorescent business in our newly renovated facility in Sparta, Tennessee.  We have still not realized the full benefit of that consolidation to date due to the timing required to optimize inventory flow and normal start-up issues associated with the implementation of a major new system.

Despite our consolidation efforts, we are continuing to feel the pressures of cost increases, particularly in health insurance and freight costs.

“We don’t expect to see the overall construction market improve anytime soon but are taking actions to mitigate the weak market conditions.  These actions include continuing to refocus our sales force toward the more active markets of schools, healthcare and other institutional facilities and continuing to be diligent in cost controls.  In addition we are introducing a large array of new products at Lightfair next month in New York City.”

Vice President and Chief Financial Officer Bill Ferko stated,  “During the quarter we used $3.7 million cash from operations less plant and equipment investments compared to the first quarter of last year when we generated $8.2 million of cash. The first quarter is traditionally a very weak cash flow quarter for the company due to tax payments, distributor rebates and incentive compensation payments. Accounts receivable and inventories increased by $13.6 million from year-end.

“Our balance sheet remains very strong.  We closed the first quarter of 2003 with a cash balance of $105.4 million and debt of $34.4 million, or a net cash position of $71.0 million compared to a net-cash balance of $29.0 million, at the end of March last year.”

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, fluctuations in commodity and transportation prices, slowing of the overall economy, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refers to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

	For the three months ended

	March 29, 2003	March 30, 2002	% Change

Net Sales	$237,913	$232,026	+2.5%

Operating Profit*	20,779	20,454	+1.6%

Net Income	8,808	8,718	+1.0%

E.P.S.	$0.65	$0.64	+1.6%

Average Shares Outstanding	13,545	13,566	-0.2%

*      Operating Profit is before deducting minority interest of $6,265 for the three months ended March 29, 2003 and $6,038 for the three months ended March 30, 2002.